Exhibit 99.1

Libbey Inc.
300 Madison Ave
P.O. Box 10060
Toledo, OH 43699
N    E    W    S         R    E    L    E    A    S    E
AT THE COMPANY:
Kenneth Boerger
VP/Treasurer
(419) 325-2279
FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 9, 2011
LIBBEY INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010 RESULTS; ALSO ANNOUNCES INTENT TO REDEEM $40.0 MILLION OF ITS 10.0 PERCENT SENIOR SECURED NOTES DUE 2015
•	Fourth Quarter Net Sales of $222.8 Million, an Increase of 7.1 Percent Compared to $208.1 Million in the Prior-Year Quarter.

•	Sales to U.S. and Canadian Foodservice Customers Increase 8.6 Percent Compared to the Prior-Year Quarter.

•	Full-Year 2010 Sales of $799.8 Million, an Increase of 6.8 Percent Compared to the Prior Year.

•	Income from Operations of $19.2 Million in the Fourth Quarter of 2010 Compared to Income from Operations of $19.3 Million in the Prior-Year Quarter.

•	Adjusted EBITDA of $28.8 Million in the Fourth Quarter of 2010 Compared to $29.1 Million in the Fourth Quarter of 2009.

•	Record Free Cash Flow Generation of $49.4 Million in the Fourth Quarter of 2010.

•	Full-Year 2010 Income from Operations of $68.8 Million Compared to Income From Operations of $36.6 Million in 2009.

•	Full-Year 2010 Adjusted EBITDA of $115.0 Million Compared to $90.1 Million in 2009.

•	Calling for Redemption, on March 25, 2011, an Aggregate Principal Amount of $40.0 Million of its Outstanding Senior Secured Notes Due 2015.
TOLEDO, OHIO, FEBRUARY 9, 2011—Libbey Inc. (NYSE Amex: LBY) announced today that sales for the fourth quarter of 2010 were $222.8 million, compared to $208.1 million in the fourth quarter of 2009. Libbey reported net income of $2.8 million, or $0.13 per diluted share, for the fourth quarter ended December 31, 2010, compared to a net loss of $7.1 million, or $0.45 per diluted share, in the prior-year quarter.

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Partial Redemption of Senior Notes
Libbey Inc. announced that its wholly owned subsidiary Libbey Glass Inc. is calling for redemption on March 25, 2011, an aggregate principal amount of $40.0 million of its outstanding 10.0 percent Senior Secured Notes Due 2015 (the “Notes”), on a pro rata basis in accordance with the terms of the indenture agreement dated February 8, 2010 (the “Indenture”). Pursuant to the terms of the Indenture, the redemption price for the Notes will be 103.0 percent of the principal amount of the redeemed Notes, plus accrued and unpaid interest. Following completion of the redemption, the aggregate principal amount of the Notes that will remain outstanding will be $360.0 million.
A formal notice of redemption will be sent separately to the holders of the Notes, in accordance with the terms of the Indenture. The Company plans to fund this redemption using cash on its balance sheet. This redemption is expected to result in a one-time charge for early extinguishment of debt in the Company’s 2011 first quarter of $2.8 million ($1.6 million of which is a non-cash charge), or approximately $0.14 cents per diluted share.
John Meier, chairman and chief executive officer, said, “We are pleased that as a result of our outstanding free cash flow generation of $49.4 million during the fourth quarter of 2010, we are in a position to reduce our outstanding debt by an additional $40 million. This follows our repayment of nearly $10 million of debt in China and Portugal during the fourth quarter of 2010. This $50 million of debt reduction represents significant progress in our ongoing efforts to reduce our leverage.”
Fourth Quarter Results
For the quarter-ended December 31, 2010, sales were $222.8 million, compared to $208.1 million in the year-ago quarter. Sales of the North American Glass segment were $158.6 million, an increase of 7.3 percent, compared to $147.8 million in the fourth quarter of 2009 (see Table 5). Primary contributors to the increased sales included an increase of 17.6 percent in sales to Business-to-Business customers within the U.S. and Canada, an increase in Crisa sales of 16.2 percent and an 8.6 percent increase in sales to U.S. and Canadian foodservice customers, compared to the prior-year quarter. Sales to U.S. and Canadian retail customers decreased 2.5 percent from the all-time record set in the fourth quarter of 2009. North American Other sales were $22.5 million, compared to $20.9 million in the prior-year quarter, as shipments of Syracuse China products increased 16.3 percent, sales to World Tableware customers increased 8.8 percent and Traex sales increased 0.6 percent during the quarter. International segment sales were $44.3 million, compared to $41.4 million in the year-ago quarter, as a result of 17.1 percent sales growth at Crisal in Portugal, 30.4 percent increase in sales at Libbey China and 0.8 percent increase in sales to Royal Leerdam customers.
The Company reported income from operations of $19.2 million during the quarter, compared to income from operations of $19.3 million in the year-ago quarter. Income from operations, excluding special items (see Table 1), was $19.9 million in the fourth

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quarter of 2010, compared to income from operations of $20.2 million during the fourth quarter of 2009.
Libbey reported earnings before interest and taxes (EBIT) of $19.5 million, compared to EBIT of $18.0 million in the year-ago quarter. The improved EBIT was the result of a $1.5 million gain on the redemption of debt. Adjusted EBIT (see Table 1) for the fourth quarter of 2010 was $18.7 million, compared to $18.8 million in the prior-year quarter. Adjusted EBIT (see Table 5) was $11.8 million for North American Glass, compared to adjusted EBIT of $14.2 million in the year-ago quarter. North American Other reported adjusted EBIT for the fourth quarter of 2010 of $4.0 million, compared to $5.3 million in the year-ago quarter. The International segment reported adjusted EBIT of $2.9 million, compared to adjusted loss before interest and taxes of $0.6 million in the fourth quarter of 2009.
Libbey reported that adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) (see Table 3) was $28.8 million for the fourth quarter, compared to $29.1 million in the fourth quarter of 2009.
Interest expense decreased by $2.6 million to $11.9 million, compared to $14.5 million in the year-ago period, as the fourth quarter of 2009 included $2.7 million in finance fees related to the PIK Note exchange transaction completed in 2009.
The effective tax rate was 63.5 percent for the quarter, compared to 307.7 percent in the year-ago quarter. The Company’s effective tax rate for the year-ago quarter was negatively impacted by a reversal of a $5.3 million benefit from required intra-period tax allocations between loss from continuing operations and other comprehensive income in the U.S. The effective tax rate for the current quarter was influenced by changes in valuation allowances and changes in the mix of earnings with differing statutory rates.
Libbey reported net income of $2.8 million, or $0.13 per diluted share, for the fourth quarter ended December 31, 2010, compared to a net loss of $7.1 million, or $0.45 per diluted share, in the prior year quarter. Excluding the special items of $0.9 million, the net income was $1.9 million (see Table 1) and diluted earnings per share were $0.09 for the fourth quarter ended December 31, 2010. This compares to a net loss excluding special items of $3.5 million and diluted loss per share of $0.22 in the year-ago quarter.
Twelve-Month Results
For the twelve months ended December 31, 2010, sales increased 6.8 percent to $799.8 million from $748.6 million in 2009. John F. Meier, chairman and chief executive officer, commenting on 2010 said, “Sales increases of 29.4 percent in China and 21.9 percent in Mexico led the way, while our U.S. and Canadian retail shipments had another solid year in 2010, as sales in this channel increased over six percent compared to 2009 and we grew our U.S. market share from 42.1 percent in 2009 to 46.6 percent in 2010. These factors, along with the continued benefits of some permanent cost reductions, allowed us to generate $115.0 million in adjusted EBITDA for the full year, compared to $90.1 million in 2009.”

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North American Glass sales increased 7.7 percent to $562.7 million from $522.6 million in 2009 (see Table 5). The increase in sales was primarily attributable to a 21.9 percent increase in sales to Crisa customers and a 6.2 percent increase in sales to U.S. and Canadian retail glassware customers. North American Other sales decreased 1.2 percent to $86.0 million from $87.0 million in 2009, as shipments of Syracuse China products declined 14.1 percent, sales of World Tableware products increased 6.4 percent and Traex sales were even with the prior year. International sales increased 12.2 percent to $162.7 million from $145.0 million as the result of increased sales at Libbey China of 29.4 percent, 12.8 percent higher sales at Crisal and an increase in sales of 10.8 percent at Royal Leerdam.
Libbey reported income from operations of $68.8 million during 2010, compared to income from operations of $36.6 million for 2009. Adjusted income from operations, excluding special items (see Table 2), was $74.0 million for the full year 2010, compared to $43.4 million in 2009. Primary contributors to the improvement in adjusted income from operations were higher sales and lower natural gas costs.
Earnings before interest and taxes (EBIT) were $126.8 million for 2010, compared to EBIT of $40.7 million in 2009. The improvement in EBIT was primarily a result of the $58.3 million gain on redemption of debt in 2010 and of the higher income from operations. Adjusted EBIT (see Table 2) for 2010 was $73.8 million, compared to $47.7 million for the full year 2009. Adjusted EBIT (see Table 5) was $54.9 million for North American Glass, compared to $36.9 million in 2009. The North American Other segment had adjusted EBIT for 2010 of $15.1 million, compared to $13.6 million in 2009. The International segment reported adjusted EBIT of $3.9 million, compared to adjusted loss before interest and taxes of $2.9 million in 2009.
For the twelve months ended December 31, 2010, adjusted EBITDA (see Table 3) was $115.0 million, compared to $90.1 million during 2009. This resulted in an adjusted EBITDA margin of 14.4 percent, which was the highest adjusted EBITDA margin since 2003.
Interest expense decreased $21.5 million compared to the year-ago period. Contributing to the decrease in interest expense were lower interest rates and lower debt.
The effective tax rate was 14.2 percent for 2010, compared to a negative 10.6 percent in 2009. The rate was influenced principally by changes in valuation allowances and the mix of earnings with differing statutory rates.
The Company recorded net income of $70.1 million, or $3.51 per diluted share for 2010, compared to a net loss of $28.8 million, or $1.90 per diluted share, in the year-ago period. The Company reported that its adjusted net income was $17.1 million and its adjusted net income per diluted share for the full year 2010, as detailed in the attached Table 2, was $0.86 per diluted share. This compares to the adjusted net loss of $19.1 million and adjusted diluted loss per share of $1.26 in 2009.

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Working Capital and Liquidity
As of December 31, 2010, working capital, defined as inventories and accounts receivable less accounts payable, increased by $10.3 million to $181.2 million from $170.9 million at December 31, 2009, as higher sales resulted in increased receivables and inventories were also increased in order to service the higher demand. Working capital as a percentage of net sales was 22.6 percent in 2010, which compares to working capital as a percentage of 2009 net sales of 22.8 percent.
Free cash flow, as detailed in the attached Table 4, was a source of $49.4 million in the fourth quarter of 2010, compared to a source of $31.7 million in the fourth quarter of 2009. This represents the highest free cash flow during the fourth quarter in the Company’s history. The primary contributors were lower cash interest payments and larger reductions in receivables and inventories during the 2010 fourth quarter, compared to the prior-year quarter. This was partially offset by higher capital expenditures in the fourth quarter of 2010.
Libbey reported that it had available capacity of $65.2 million under its Asset Backed Loan (ABL) credit facility as of December 31, 2010, and cash on hand of $76.3 million. This compares to availability of $79.2 million and cash on hand of $55.1 million at December 31, 2009.
Webcast Information
Libbey will hold a conference call for investors on Wednesday, February 9, 2011, at 11 a.m. Eastern Standard Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 15, 2010. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness

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related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2010, Libbey Inc.’s net sales totaled $799.8 million.

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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended December 31,
	2010	2009
Net sales	$222,847	$208,078
Freight billed to customers	479	442

Total revenues	223,326	208,520
Cost of sales (1)	178,906	163,334

Gross profit	44,420	45,186
Selling, general and administrative expenses (1)	24,512	25,201
Special charges (1)	714	657

Income from operations	19,194	19,328
Gain on redemption of debt (1)	1,500	—
Other expense (1)	(1,190)	(1,371)

Earnings before interest and income taxes	19,504	17,957

Interest expense(1)	11,928	14,543

Income before income taxes	7,576	3,414

Provision for income taxes	4,813	10,506

Net income (loss)	$2,763	$(7,092)

Net income (loss) per share:
Basic	$0.14	$(0.45)

Diluted	$0.13	$(0.45)

Weighted average shares:
Outstanding	19,865	15,810

Diluted	20,604	15,810

(1)	Refer to Table 1 for Special Charges detail.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	Twelve Months Ended December 31,
	2010	2009
Net sales	$799,794	$748,635
Freight billed to customers	1,790	1,605

Total revenues	801,584	750,240
Cost of sales (1)	633,571	617,095

Gross profit	168,013	133,145
Selling, general and administrative expenses (1)	97,390	94,900
Special charges (1)	1,802	1,631

Income from operations	68,821	36,614
Gain on redemption of debt (1)	58,292	—
Other (expense) income (1)	(274)	4,053

Earnings before interest and income taxes	126,839	40,667
Interest expense(1)	45,171	66,705

Income (loss) before income taxes	81,668	(26,038)

Provision for income taxes	11,582	2,750

Net income (loss)	$70,086	$(28,788)

Net income (loss) per share:
Basic	$3.97	$(1.90)

Diluted	$3.51	$(1.90)

Weighted average shares:
Outstanding	17,668	15,149

Diluted	19,957	15,149

(1)	Refer to Table 2 for Special Items detail.

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2010	December 31, 2009
	(unaudited)
ASSETS

Cash & cash equivalents	$76,258	$55,089
Accounts receivable — net	92,101	82,424
Inventories — net	148,146	144,015
Other current assets	6,437	8,484

Total current assets	322,942	290,012

Pension asset	12,767	9,454

Goodwill and purchased intangibles — net	192,474	193,181

Property, plant and equipment — net	270,397	290,013

Other assets	20,391	8,854

Total assets	$818,971	$791,514

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Notes payable	$—	$672
Accounts payable	59,095	55,539
Accrued liabilities	83,298	69,763
Pension liability (current portion)	2,330	1,984
Nonpension postretirement benefits (current portion)	5,017	4,363
Other current liabilities	7,281	7,921
Long-term debt due within one year	3,142	9,843

Total current liabilities	160,163	150,085

Long-term debt	443,983	504,724
Pension liability	115,521	119,727
Nonpension postretirement benefits	67,737	64,780
Other liabilities	20,301	19,105

Total liabilities	807,705	858,421

Common stock, treasury stock, capital in excess of par value and warrants	300,889	254,161
Accumulated deficit	(178,677)	(205,344)
Accumulated other comprehensive loss	(110,946)	(115,724)

Total shareholders’ equity (deficit)	11,266	(66,907)

Total liabilities and shareholders’ equity (deficit)	$818,971	$791,514

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended December 31,
	2010	2009
Operating activities:
Net income (loss)	$2,763	$(7,092)

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	10,121	10,291
(Gain) loss on asset disposals	—	214
Change in accounts receivable	17,757	8,303
Change in inventories	10,564	8,784
Change in accounts payable	4,183	9,826
Accrued interest and amortization of discounts, warrants and finance fees	10,596	(2,053)
Gain on redemption of PIK Notes	(1,500)	—
Pension & nonpension postretirement benefits	1,412	2,619
Restructuring charges	484	109
Accrued liabilities & prepaid expenses	(1,292)	(9,128)
Accrued income taxes	911	9,406
Other operating activities	2,533	5,140

Net cash provided by operating activities	58,532	36,419

Investing activities:
Additions to property, plant and equipment	(9,125)	(4,718)
Proceeds from asset sales and other	—	5

Net cash used in investing activities	(9,125)	(4,713)

Financing activities:
Net repayments on ABL credit facility	—	(3,121)
Other repayments	(9,641)	—
Debt issuance costs and other	1,289	(4,171)

Net cash used in financing activities	(8,352)	(7,292)

Effect of exchange rate fluctuations on cash	(365)	27

Increase in cash	40,690	24,441

Cash at beginning of period	35,568	30,648

Cash at end of period	$76,258	$55,089

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2010	2009
Operating activities:
Net income (loss)	$70,086	$(28,788)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	41,115	43,166
Loss on asset disposals	343	323
Change in accounts receivable	(11,210)	(6,430)
Change in inventories	(6,654)	40,834
Change in accounts payable	4,955	3,828
Accrued interest and amortization of discounts, warrants and finance fees	17,391	12,945
Accrual of interest on PIK notes	—	11,916
Gain on redemption of PIK Notes	(71,693)	—
Payment of interest on PIK Notes	(29,400)	—
Call premium on floating rate notes	8,415	—
Write-off of bank fees & discounts on old ABL and floating rate notes	4,986	—
Pension & nonpension postretirement benefits	5,200	5,331
Restructuring charges	3,507	(1,728)
Accrued liabilities & prepaid expenses	3,344	14,920
Accrued income taxes	1,801	(93)
Other operating activities	5,513	5,924

Net cash provided by operating activities	47,699	102,148

Investing activities:
Additions to property, plant and equipment	(28,247)	(17,005)
Call premium on floating rate notes	(8,415)	—
Proceeds from asset sales and other	—	265

Net cash used in investing activities	(36,662)	(16,740)

Financing activities:
Net repayments on ABL credit facility	—	(34,169)
Other repayments	(10,610)	(5,225)
Other borrowings	215	—
Floating rate note payments	(306,000)	—
PIK Note payment	(51,031)	—
Proceeds from senior secured notes	392,328	—
Debt issuance costs and other	(14,199)	(4,171)

Net cash provided by (used in) financing activities	10,703	(43,565)

Effect of exchange rate fluctuations on cash	(571)	(58)

Increase in cash	21,169	41,785

Cash at beginning of period	55,089	13,304

Cash at end of period	$76,258	$55,089

In accordance with the SEC’s Regulation G, tables 1, 2, 3, 4 and 5 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 1
Reconciliation of “As Reported” results to “As Adjusted” results — Quarter
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended December 31,
	2010			2009
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$222,847	$—	$222,847	$208,078	$—	$208,078
Freight billed to customers	479	—	479	442	—	442

Total revenues	223,326	—	223,326	208,520	—	208,520
Cost of sales	178,906	(3)	178,909	163,334	(23)	163,357

Gross profit	44,420	3	44,417	45,186	23	45,163
Selling, general and administrative expenses	24,512	(49)	24,561	25,201	235	24,966
Special charges	714	714	—	657	657	—

Income from operations	19,194	(662)	19,856	19,328	(869)	20,197
Gain on redemption of debt	1,500	1,500	—	—	—	—
Other expense	(1,190)	—	(1,190)	(1,371)	(19)	(1,352)

Earnings before interest and income taxes	19,504	838	18,666	17,957	(888)	18,845
Interest expense	11,928	—	11,928	14,543	2,700	11,843

Income before income taxes	7,576	838	6,738	3,414	(3,588)	7,002
Provision for income taxes	4,813	—	4,813	10,506	—	10,506

Net income (loss)	$2,763	$838	$1,925	$(7,092)	$(3,588)	$(3,504)

Net income (loss) per share:
Basic	$0.14	$0.04	$0.10	$(0.45)	$(0.23)	$(0.22)

Diluted	$0.13	$0.04	$0.09	$(0.45)	$(0.23)	$(0.22)

Weighted average shares:
Outstanding	19,865			15,810

Diluted	20,604			15,810

	Three Months Ended December 31, 2010				Three Months Ended December 31, 2009
		Equity		Total	Pension			Total
	Restructuring	Offering		Special	Settlement	Restructuring	Finance	Special
Special Items Detail-(income) expense:	Charges(1)	Fees(2)	Other(3)	Items	Charge(4)	Charges(1)	Fees(5)	Items
Cost of sales	$(12)	$—	$9	$(3)	$—	$(23)	$—	$(23)
SG&A	—	(49)	—	(49)	235	—	—	235
Special charges	714	—	—	714	—	657	—	657
Gain on redemption of debt	—	(1,500)	—	(1,500)	—	—	—	—
Other expense	—	—	—	—	—	19	—	19
Interest expense	—	—	—	—	—	—	2,700	2,700

Total Special Items	$702	$(1,549)	$9	$(838)	$235	$653	$2,700	$3,588

(1)	Restructuring charges are related to the closure of our Syracuse, New York, manufacturing facility, our Mira Loma, California, distribution center in 2010 and 2009 and the decorating operations at our Shreveport manufacturing facility in 2010.

(2)	Equity offering fees under selling, general and administrative expense are related to the secondary stock offering completed in August, 2010, for which the company received no proceeds.

(3)	Other includes adjustments to a write down of certain after-processing equipment within our North American Glass segment.

(4)	The pension settlement charges were triggered by excess lump sum distributions taken by employees, which required us to record unrecognized gains and losses in our pension plan accounts.

(5)	Interest expense includes finance fees related to the PIK Note exchange transaction.

Table 2
Reconciliation of “As Reported” results to “As Adjusted” results — Twelve Months
(Dollars in thousands, except per-share amounts)
(unaudited)

	Twelve Months Ended December 31,
	2010			2009
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$799,794	$—	$799,794	$748,635	$—	$748,635
Freight billed to customers	1,790	—	1,790	1,605	—	1,605

Total revenues	801,584	—	801,584	750,240	—	750,240
Cost of sales	633,571	2,317	631,254	617,095	1,960	615,135

Gross profit	168,013	(2,317)	170,330	133,145	(1,960)	135,105
Selling, general and administrative expenses	97,390	1,047	96,343	94,900	3,190	91,710
Special charges	1,802	1,802	—	1,631	1,631	—

Income from operations	68,821	(5,166)	73,987	36,614	(6,781)	43,395
Gain on redemption of debt	58,292	58,292	—	—	—	—
Other (expense) income	(274)	(130)	(144)	4,053	(232)	4,285

Earnings before interest and income taxes	126,839	52,996	73,843	40,667	(7,013)	47,680
Interest expense	45,171	—	45,171	66,705	2,700	64,005

Income (loss) before income taxes	81,668	52,996	28,672	(26,038)	(9,713)	(16,325)

Provision for income taxes	11,582	—	11,582	2,750	—	2,750

Net income (loss)	$70,086	$52,996	$17,090	$(28,788)	$(9,713)	$(19,075)

Net income (loss) per share:
Basic	$3.97	$3.00	$0.97	$(1.90)	$(0.64)	$(1.26)

Diluted	$3.51	$2.66	$0.86	$(1.90)	$(0.64)	$(1.26)

Weighted average shares:
Outstanding	17,668			15,149

Diluted	19,957			15,149

	Twelve Months Ended December 31, 2010					Twelve Months Ended December 31, 2009
	Gain on		Equity Offering		Total	Pension			Total
	PIK	Restructuring	and Finance		Special	Settlement	Restructuring	Finance	Special
Special Items Detail-(income) expense:	Notes(1)	Charges(2)	Fees(3)	Other(4)	Items	Charge(5)	Charges(2)	Fees(3)	Items
Cost of sales	$—	$566	$—	$1,751	$2,317	$—	$1,960	$—	$1,960
SG&A	—	—	1,047	—	1,047	3,190	—	—	3,190
Special charges	—	1,802	—	—	1,802	—	1,631	—	1,631
Gain on redemption of debt	(70,193)	—	11,901	—	(58,292)	—	—	—	—
Other expense	—	130	—	—	130	—	232	—	232
Interest expense	—	—	—	—	—	—	—	2,700	2,700
Total Special Items	$(70,193)	$2,498	$12,948	$1,751	$(52,996)	$3,190	$3,823	$2,700	$9,713

(1)	Gain on PIK Notes is the difference between the carrying value and the face value of the PIK Notes when we redeemed them in February 2010.

(2)	Restructuring charges are related to the closure of our Syracuse, New York, manufacturing facility, our Mira Loma, California, distribution center in 2010 and 2009 and the decorating operations at our Shreveport manufacturing facility in 2010.

(3)	Equity offering and finance fees include the write-off of unamortized finance fees and discounts on the floating rate senior notes, unamortized finance fees on the refinanced credit facility, call premium payments and fees related to the secondary stock offering completed in August 2010 for which the company received no proceeds, and finance fees related to the PIK Note exchange transaction in 2009.

(4)	Other includes a write down of certain after-processing equipment within our North American Glass segment and other items.

(5)	The pension settlement charges were triggered by excess lump sum distributions taken by employees, which required us to record unrecognized gains and losses in our pension plan accounts.

Table 3
Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes,
Depreciation and Amortization (EBITDA) and Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2010	2009	2010	2009
Reported net income (loss)	$2,763	$(7,092)	$70,086	$(28,788)

Add:
Interest expense	11,928	14,543	45,171	66,705
Provision for income taxes	4,813	10,506	11,582	2,750
Depreciation and amortization	10,121	10,291	41,115	43,166

EBITDA	29,625	28,248	167,954	83,833

Add:
Special Items before interest and taxes	(838)	888	(52,996)	7,013
Less: Depreciation expense included in Special Items and also in Depreciation and Amortization above	—	—	—	(705)
Adjusted EBITDA	$28,787	$29,136	$114,958	$90,141

Table 4
Reconciliation of Net Cash provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2010	2009	2010	2009
Net cash provided by operating activities	$58,532	$36,419	$47,699	$102,148
Capital expenditures	(9,125)	(4,718)	(28,247)	(17,005)
Proceeds from asset sales and other	—	5	—	265

Free Cash Flow	49,407	31,706	19,452	85,408

Payment of cash interest on PIK Notes	—	—	29,400	—
Adjusted Free Cash Flow	$49,407	$31,706	$48,852	$85,408

Table 5
Summary Business Segment information
(Dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Net Sales:
North American Glass	$158,570	$147,772	$562,653	$522,575
North American Other	22,508	20,861	85,996	87,041
International	44,304	41,360	162,685	145,023
Eliminations	(2,535)	(1,915)	(11,540)	(6,004)

Consolidated Net Sales	$222,847	$208,078	$799,794	$748,635

Adjusted Earnings before Interest & Taxes (EBIT):
North American Glass	$11,829	$14,168	$54,918	$36,931
North American Other	3,984	5,259	15,071	13,611
International	2,853	(582)	3,854	(2,862)

Consolidated Adjusted EBIT	$18,666	$18,845	$73,843	$47,680

Adjusted Depreciation & Amortization: (1)
North American Glass	$6,027	$5,949	$24,277	$24,806
North American Other	173	222	743	1,347
International	3,921	4,120	16,095	16,308

Consolidated Adjusted Depreciation & Amortization	$10,121	$10,291	$41,115	$42,461

(1)	Adjusted Depreciation & Amortization for YTD 2009 excludes $705 of depreciation expense that is included in Special Items below.

Special Items — (income) expense: (2)
North American Glass	$1,183	$2,867	$(54,151)	$5,903
North American Other	666	721	1,155	3,810
International	(2,687)	—	—	—

Consolidated Special Items	$(838)	$3,588	$(52,996)	$9,713

(2)	See detailed footnotes on Tables 1 and 2.

Reconciliation of Adjusted EBIT to Net Income (Loss):
Segment Adjusted EBIT	$18,666	$18,845	$73,843	$47,680
Special Items before interest and taxes	838	(888)	52,996	(7,013)
Interest Expense	(11,928)	(14,543)	(45,171)	(66,705)
Income Taxes	(4,813)	(10,506)	(11,582)	(2,750)

Net Income (Loss)	$2,763	$(7,092)	$70,086	$(28,788)

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.